PULTEGROUP NAMES RYAN MARSHALL CHIEF EXECUTIVE OFFICER

ATLANTA, September 08, 2016 - PulteGroup, Inc. (NYSE: PHM), one of America’s largest homebuilding companies, today announced that its Board of Directors has unanimously named Ryan Marshall, PulteGroup’s President, as Chief Executive Officer effective immediately. Mr.
Marshall, who has also become a member of the Board, succeeds Richard J. Dugas, Jr. who earlier this year announced his intent to retire. Mr. Dugas will continue as Executive Chairman of the Board through the Company’s 2017 annual meeting of shareholders.
“After a thorough evaluation of internal and external candidates, the Board determined that Ryan was clearly the best-qualified person to lead PulteGroup as it continues to implement its Value Creation strategy,” said Patrick J. O’Leary, leader of the independent five member CEO search committee of the PulteGroup Board. “Over his more than 15 year career at PulteGroup, Ryan has proven to be an outstanding leader with demonstrated success in managing homebuilding operations through all stages of the housing cycle.”
Mr. Marshall said, “I am honored to lead this great organization and excited about the tremendous opportunities PulteGroup has for ongoing success. Our diversified geographic footprint and broad product portfolio provide distinct competitive advantages that we will continue to leverage. Reflecting on the significant operating and financial progress we have achieved over the past few years pursuing our Value Creation strategy, I am confident that we have the resources and the capabilities to further expand our share of the U.S. housing market while continuing to realize high returns on invested capital.”
Lead Independent Director James J. Postl added, “On behalf of the Board, I would like to thank Richard Dugas for his significant accomplishments as our Chief Executive Officer over the past 13 years, highlighted by the Value Creation strategy he helped launch in 2011. His passionate leadership and clear vision have positioned the Company to move ahead with new leadership from a position of strength.”
“Ryan is a skilled operating executive who thinks strategically about long-term initiatives in the context of housing industry cycles, and I am delighted by his selection as PulteGroup's next CEO,” said Mr. Dugas. “I am confident that PulteGroup will continue to make strides under Ryan’s leadership, and I look forward to working with him through a seamless transition.”
Having managed many of the Company’s largest operations during his tenure, Mr. Marshall has a deep understanding of the homebuilding business. Mr. Marshall most recently served as PulteGroup’s President with responsibility for the Company’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall was Executive Vice President of Homebuilding Operations. Other previous roles included Area President for the Company’s Southeast Area, Area President for Florida, Division President in both South Florida and Orlando, and Area Vice President of Finance. In those roles, he has managed various financial and operating functions including financial reporting, land acquisition, and strategic market risk and opportunity analysis.
Mr. Marshall received a Bachelor of Arts in accounting from the University of Utah and a Master of Business Administration from Arizona State University. He is also a Certified Public Accountant.

Forward-Looking Statements
This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.
Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the rate of growth in land spend; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.
About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to: pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

Investor Contact:
Jim Zeumer
404-978-6434
jim.zeumer@pultegroup.com

Media Contact:
Ruth Pachman

212-521-4891
ruth.pachman@kekst.com

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